SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

UnitedHealth Group Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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April 9, 2004	9900 Bren Road East Minnetonka, Minnesota 55343

Dear Shareholder:

We cordially invite you to attend our 2004 Annual Meeting of Shareholders. We will hold our meeting on Wednesday, May 12, 2004, at 10:00 a.m., Central Time, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota.

On the following pages we present information about the business to be conducted at the meeting, including information about the nominees for election as members of the Board of Directors. If you cannot attend the meeting, we hope you will still exercise your right as a shareholder and vote. Every shareholder vote is important. We appreciate your cooperation in voting promptly. You may do so by telephone or Internet, or by completing, signing and returning the enclosed proxy in the enclosed envelope, for which no postage is required if mailed in the United States.

Sincerely,

William W. McGuire, M.D.
Chairman and Chief Executive Officer

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

May 12, 2004

TO THE SHAREHOLDERS OF UNITEDHEALTH GROUP INCORPORATED:

      The Company will hold its Annual Meeting of Shareholders on Wednesday, May 12, 2004, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota, at 10:00 a.m., Central Time. The purposes of the meeting are:

1.	To elect four people to the Company’s Board of Directors.

2.	To consider and vote on a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending December 31, 2004.

3.	To consider and vote on two shareholder proposals set forth in the proxy statement.

4.	To transact other business that properly may come before the meeting or any adjournment of the meeting.

      Only shareholders of record of the Company’s common stock at the close of business on March 15, 2004, are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

David J. Lubben
Secretary

April 9, 2004

WE CORDIALLY INVITE YOU TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE VOTE BY TELEPHONE OR INTERNET, OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU LATER CHOOSE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED AT THE ANNUAL MEETING.

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343

PROXY STATEMENT

FOR
ANNUAL MEETING OF SHAREHOLDERS
To Be Held

May 12, 2004

GENERAL MATTERS

General Information Regarding Proxy Materials and Annual Meeting of Shareholders

      The Board of Directors of UnitedHealth Group Incorporated (the “Company”) furnishes this proxy statement in connection with the Board’s solicitation of the enclosed proxy for purposes of acting upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the selection of the Company’s independent auditors, and consideration of two shareholder proposals. The Board will use the proxy at the 2004 Annual Meeting of Shareholders and at any adjournment thereof. The Annual Meeting will take place on Wednesday, May 12, 2004, at 10:00 a.m., Central Time, at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota.

      With this proxy statement, we are furnishing you with a copy of our annual report to shareholders for the year ended December 31, 2003. This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on or about April 9, 2004.

Voting Procedures and Proxy Solicitation

      Only shareholders of record at the close of business on March 15, 2004 will be entitled to vote at the Annual Meeting. As of March 15, 2004, a total of 618,892,870 shares of our common stock were outstanding. Each share of common stock is entitled to one vote. There is no right to cumulative voting as to any matter. In accordance with our bylaws, shares equal to at least a majority of the voting power of the outstanding shares of our common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. To determine if a quorum is present, we will count the number of shares represented in person or by proxy. The affirmative vote of a majority of the shares of our common stock represented at the meeting in person or by proxy is necessary to approve all matters proposed to the shareholders at the Annual Meeting.

      You can vote your shares by toll-free telephone call or by Internet as an alternative to completing and mailing the enclosed proxy card. The instructions for telephone and Internet voting are provided on the proxy card. The telephone and Internet voting procedures are designed to verify your identity, allow you to give voting instructions and confirm that your instructions have been recorded properly. If you vote by Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by you.

      If you vote by telephone or Internet, you need not return a proxy card by mail. Whether you submit your proxy by mail, telephone or Internet, you may revoke the proxy at any time prior to its exercise at the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by submitting a new proxy with a later date by mail, telephone or Internet or by voting in person at the Annual Meeting. Unless so revoked, properly executed proxies will be voted in the manner specified by you. If you give no specific direction how your proxy should be voted, your proxy will be voted FOR the election of the director nominees named in this proxy statement; FOR the ratification of the appointment of Deloitte & Touche LLP to act as the Company’s independent auditors for fiscal year 2004; and AGAINST both shareholder proposals.

      We will appoint inspectors of election who will tabulate votes that you cast by proxy or in person at the Annual Meeting. If you submit a proxy but abstain from voting on any matter, your shares will be treated as present at the meeting for purposes of determining a quorum and calculating the vote on that matter. If a broker returns a “non-vote” proxy, indicating a lack of authority to vote on a matter, the shares covered by the non-vote will be deemed present at the Annual Meeting for purposes of determining a quorum but not for purposes of calculating the vote regarding the matter.

      We have adopted a confidential policy on voting for the election of directors and other corporate actions. Subject to certain limited exceptions, all shareholder votes, whether by proxy card, consent, ballot, telephone, Internet vote or otherwise, are kept confidential. Documents evidencing your vote will not be available for examination by the Company or our directors, officers or employees.

      The Company will pay expenses incurred in connection with the solicitation of proxies. We are soliciting proxies primarily by mail. In addition, our directors, officers and employees, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopier or personal calls. We have engaged Morrow & Co., Inc. to assist in proxy solicitation for an estimated fee of $7,500 plus out-of-pocket expenses.

Householding Notice

      The Securities and Exchange Commission (the “SEC”) has adopted rules that allow us to deliver a single annual report, proxy statement, proxy statement combined with a prospectus, or any information statement to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This procedure is referred to as “householding.”

      If you share the same last name and address with one or more shareholders, from now on, unless we receive contrary instructions from you (or from one of these other shareholders), you and all other shareholders who have your last name and live at the same home address will receive only one copy of any of our annual report, proxy statement for our Annual Meeting of Shareholders, proxy statement we file and deliver in connection with any other meeting of shareholders, proxy statement combined with a prospectus or information statement. We will include with the householded materials for our annual meetings, or any other shareholders’ meeting, a separate proxy card and Notice of Shareholders’ Meeting for each registered shareholder who shares your last name and lives at your home address.

      If you participate in householding but wish to receive a separate copy of this proxy statement or our annual report to shareholders for any reason, we will deliver a separate copy of these documents to you promptly upon your written or oral request. Such requests should be directed to the Legal Department, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone (800) 328-5979. If you object to householding or wish in the future to receive individual copies of these documents, or if you wish to request householding if members of your household are receiving multiple copies of these documents, you should write or call our legal department at the same address or phone number listed above. You may opt out of householding at any time prior to 30 days before the mailing of proxy materials each year, which you can measure by reference to the date 30 days before the mailing date of the proxy statement for the prior year’s Annual Meeting of Shareholders. If you would like to opt out of householding for any other shareholders’ meeting that might be scheduled during a given calendar year, we will issue a press release notifying shareholders of the actual deadline for opting out of householding prior to those meetings.

      If we do not hear from you by the deadlines described above, you will be deemed to have consented to the delivery of only one set of these documents to your household for future meetings. We intend to household indefinitely, and your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of these documents within 30 days after we receive your revocation notice.

      Your participation in the householding program is encouraged. It will reduce the volume of duplicate information received at your household as well as the cost to us of preparing and mailing duplicate materials. As an alternative to householding, you may wish to receive documents electronically. Instructions for consenting to electronic delivery are described below. If you consent to electronic delivery, we will not be householding so you need not call the phone number above to object to householding.

      We have been notified that some brokers and banks will household proxy materials. If your shares are held in “street name” by a broker, bank or other nominee, you may request information about householding from your bank, broker or other holder of record.

Electronic Delivery of Proxy Materials

      As an alternative to receiving printed copies of proxy materials in future years, we offer shareholders the opportunity to receive proxy mailings electronically. By consenting to electronic delivery of future annual reports and proxy statements, you will help us reduce printing and postage costs.

      To be eligible for electronic delivery, you must have access to a computer and the Internet and expect to have access in the future. To take advantage of electronic delivery, please indicate your consent by following the instructions provided as you vote by Internet, or go to the website http://www.econsent.com/unh/ and follow the prompts. Selecting this option means that you will no longer receive a printed copy of our annual report and proxy statement unless you request one. However, you will continue to receive your printed proxy card each year, which will contain information regarding the Internet website where you can view the annual report and proxy statement. If you consent to electronic delivery, you will be responsible for your usual telephone and Internet access charges in connection with the electronic delivery of the proxy materials and annual report.

      Your consent to electronic delivery will be effective until you revoke it. You may cancel your consent to electronic delivery at no cost to you at any time at the Internet site http://www.econsent.com/unh/ or by writing to the Legal Department, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides information about each shareholder known to us to own beneficially more than five percent of the outstanding shares of our common stock, based solely on the information filed by each such shareholder in February 2004 under Schedule 13G of the Securities and Exchange Act of 1934.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner	Beneficial Ownership(1)	Class(2)

Janus Capital Management LLC(3)	38,813,267	6.3%
100 Fillmore Street Denver, CO 80206-4923
Barclays Global Investors, NA(4)	38,335,800	6.2%
45 Fremont Street San Francisco, CA 94105
FMR Corp.(5)	37,892,556	6.1%
82 Devonshire Street Boston, MA 02109-3164
AXA Financial Inc.(6)	36,029,977	5.8%
1290 Avenue of the Americas New York, NY 10104
Bank of America Corporation(7)	33,158,459	5.4%
100 North Tryon Street Charlotte, NC 28255

(1)	Except as otherwise described, the shareholders in the table have sole voting and investment powers with respect to the shares listed.

(2)	Percent of class calculation is based on 618,630,040 shares of common stock outstanding as of March 24, 2004.

(3)	This information is based on a Schedule 13G/A reporting beneficial ownership data as of December 31, 2003, filed by Janus Capital Management LLC on February 17, 2004, which sets forth aggregated holdings for Janus Capital Management LLC and two entities in which it owns a majority ownership interest: Bay Isle Financial LLC and Enhanced Investment Technologies LLC. Janus Capital Management LLC has sole voting and investment power with respect to 36,069,092 shares of common stock, and through its ownership interest in Enhanced Investment Technologies LLC, shared voting and investment power with respect to 2,744,175 shares of common stock.

(4)	This information is based on a Schedule 13G reporting beneficial ownership data as of December 31, 2003 jointly filed with the SEC on February 17, 2004 by (1) Barclays Global Investors, NA, (2) Barclays Global Fund Advisors, (3) Barclays Global Investors, LTD, (4) Barclays Global Investors Japan Trust and Banking Company Limited, (5) Barclays Life Assurance Company Limited, (6) Barclays Bank PLC, (7) Barclays Capital Securities Limited, (8) Barclays Capital Inc., (9) Barclays

Private Bank & Trust (Isle of Man) Limited, (10) Barclays Private Bank and Trust (Jersey) Limited, (11) Barclays Bank Trust Company Limited, (12) Barclays Bank (Suisse) SA and (13) Barclays Private Bank Limited. Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, LTD and Barclays Global Investors Japan Trust and Banking Company Limited hold sole voting power with respect to 26,524,315, 1,889,717, 4,944,520, and 487,057 shares of common stock, respectively, and sole investment power with respect to 26,524,315, 1,889,717, 4,977,520, and 487,057 shares of common stock, respectively.

(5)	This information is based on a Schedule 13G/A filed by FMR Corp. with the SEC on February 17, 2004, reporting beneficial ownership data as of December 31, 2003. FMR, through its control over Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, and Fidelity Management Trust Company and Fidelity International Limited, has sole voting power with respect to 4,807,666 shares of common stock and sole investment power with respect to all 37,892,556 shares of common stock.

(6)	This information is based on a Schedule 13G reporting beneficial ownership data as of December 31, 2003, jointly filed with the SEC on February 10, 2004 by (1) AXA Financial, Inc.; (2) AXA, as a parent holding company holding a majority interest in AXA Financial, Inc.; and (3) the Mutuelles AXA, as a group, acting as a parent holding company, and which as a group control AXA. AXA Investment Managers Paris (France), AXA Investment Managers Den Haag, AXA Konzern AG (Germany) and AXA Rosenberg Investment Management LLC, subsidiaries of AXA, hold shares of our common stock, as do two subsidiaries of AXA Financial, Inc.: Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States. AXA and the Mutuelles AXA have sole voting power with respect to 17,491,097 shares of common stock, shared voting power with respect to 5,908,067 shares of common stock and shared investment power with respect to 1,148,927 shares of common stock. AXA Financial, Inc. has sole voting power with respect to 16,546,544 shares of common stock, shared voting power with respect to 5,908,067 shares of common stock and shared investment power with respect to 31,201 shares of common stock. There are two mailing addresses listed for the Mutuelles AXA. The address for AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 370, rue Saint Honore/75001 Paris, France. The address for AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand/75002 Paris, France. The mailing address for AXA is 25, avenue Matignon/75008 Paris, France. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(7)	This information is based on a Schedule 13G reporting beneficial ownership data as of December 31, 2003 jointly filed with the SEC on February 17, 2004 by (1) Bank of America Corporation, (2) Bank of America NA, (3) NB Holdings Corporation, (4) Bank of America Trust Company of Delaware, N.A., (5) Bank of America Capital

Management LLC, (6) Banc of America Advisors, LLC, (7) Marsico Management Holdings, L.L.C., (8) Marsico Capital Management, LLC, (9) NMS Services Inc., (10) NMS Services (Cayman) Inc., (11) Nationsbanc Montgomery Holdings Corporation, (12) Banc of America Securities, LLC and (13) Banc of America Investment Services, Inc. Bank of America Corporation holds shared voting power with respect to 25,706,504 shares of common stock and shared investment power with respect to 33,071,915 shares of common stock, NB Holdings Corporation holds shared voting power with respect to 25,702,762 shares of common stock and shared investment power with respect to 33,068,173 shares of common stock, Bank of America NA holds sole voting power with respect to 1,703,687 shares and shared voting power with respect to 23,998,975 shares of common stock, and sole investment power with respect to 1,503,009 and shared investment power with respect to 31,565,064 shares of common stock, and Bank of America Trust Company of Delaware, N.A. holds shared voting power with respect to 120 share of common stock and sole investment power with respect to 120 shares of common stock, Banc of America Capital Management LLC holds sole voting power with respect to 405,688 shares of common stock and sole investment power with respect to 429,788 shares of common stock, Banc of America Advisors, LLC holds shared voting power with respect to 4,719,289 shares of common stock and shared investment power with respect to 4,719,289 shares of common stock, and Marsico Management Holdings, L.L.C. and Marsico Capital Management, LLC each hold shared voting power with respect to 23,458,397 shares of common stock and shared investment power with respect to 30,839,505 shares of common stock.

      The following table provides information about the beneficial ownership of our common stock as of March 24, 2004 by each director and nominee for director, each executive officer named in the Summary Compensation Table elsewhere in this proxy statement, and by all of our directors and executive officers as a group. The amounts set forth in the column entitled “Amount and Nature of Beneficial Ownership” include shares set forth in the column entitled “Number of Shares Beneficially owned as a Result of Options Exercisable Within 60 Days of March 24, 2004.”

			Number of Shares
			Deemed Beneficially
			Owned as a Result of
	Amount and Nature		Options Exercisable	Percent of
Name of Beneficial Owner	of Beneficial		Within 60 Days of	Common Stock
or Identity of Group	Ownership(1)		March 24, 2004	Outstanding

William C. Ballard	154,400		127,000	*
Richard T. Burke	1,789,494	(2)	358,970	*
Stephen J. Hemsley	6,173,694	(3)	6,160,000	*
James A. Johnson	279,170	(4)	275,170 (4)	*
Thomas H. Kean	320,820	(5)	294,820	*
Douglas W. Leatherdale	771,130		360,530	*
David J. Lubben	567,121	(3)	565,492	*
William W. McGuire	15,460,823	(3)	15,135,248	2.4%
Mary O. Mundinger	149,010		133,010	*
Robert L. Ryan	55,700		43,700	*
Donna E. Shalala	59,000		59,000	*
Robert J. Sheehy	895,708	(3)	892,540	*
William G. Spears	360,668		328,220	*
R. Channing Wheeler	744,417	(3)	735,871	*
Gail R. Wilensky	130,840		112,840	*
All executive officers and directors as a group (18 persons)	28,934,838	(6)	26,575,467 (7)	4.5%

*	Less than 1%.

(1)	Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person’s or group’s name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days of March 24, 2004 are treated as outstanding only when determining the amount and percent owned by such individual or group.

(2)	Includes 66,124 shares held directly by Mr. Burke’s spouse. Mr. Burke does not have voting or investment power over these shares, and disclaims beneficial ownership of these shares.

(3)	Includes the following number of shares held in trust for the individuals pursuant to our 401(k) plan: Mr. Hemsley, 140 shares; Mr. Lubben, 158 shares; Dr. McGuire, 3,151 shares; Mr. Sheehy, 580 shares; and Mr. Wheeler, 190 shares.

(4)	Includes options to purchase 146,000 shares held in a family trust. Mr. Johnson does not have voting or investment power over the shares underlying these options, and disclaims beneficial ownership of these shares.

(5)	Includes 4,000 shares held by Mr. Kean in a trust for the benefit of his minor child.

(6)	Includes 5,714 shares held in executive officers’ 401(k) accounts, which shares were previously held in such officers’ accounts under the Company’s former Employee Stock Ownership Plan, and the indirect holdings included in footnotes (2), (4), and (5) above. Pursuant to the terms of the Company’s 401(k) Plan, a participant has sole voting power over his or her shares; however, the plan trustee votes all unvoted shares in the same proportions as the actual proxy votes submitted by plan participants.

(7)	Includes the indirect holdings included in footnote (4) above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors and greater-than-10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

      Based solely on our review of copies of such reports and written representations from our executive officers and directors, we believe that our executive officers and directors complied with all Section 16(a) filing requirements during 2003.

ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes as nearly equal in number as possible. Each class serves a three-year term with the term of office of one class expiring at the Annual Meeting each year in successive years.

      The Board has nominated four current directors for re-election: William C. Ballard, Jr., Richard T. Burke, Stephen J. Hemsley, and Donna E. Shalala, Ph.D. If elected, these directors will serve a three-year term expiring at the Annual Meeting of Shareholders to be held in 2007. All of the nominees have informed the Board of Directors that they are willing to serve as directors. If any nominee should decline or become unable to serve as a director for any reason, the persons named in the enclosed proxy will vote for another person as they determine in their best judgment.

      The Board of Directors recommends that you vote FOR the election of each of the nominees. Proxies will be voted FOR the election of each nominee unless you specify otherwise.

      The following table provides certain information about the nominees for election as directors and also provides information about our other directors whose terms of office continue after the Annual Meeting.

Name	Age	Director since

Nominees for Election as Directors Whose Terms Will Expire in 2007
William C. Ballard, Jr.	63	1993
Richard T. Burke	60	1977
Stephen J. Hemsley	51	2000
Donna E. Shalala, Ph.D.	63	2001
Directors Whose Terms Expire in 2005
Thomas H. Kean	68	1993
Robert L. Ryan	60	1996
William G. Spears	65	1991
Gail R. Wilensky, Ph.D.	60	1993
Directors Whose Terms Expire in 2006
James A. Johnson	60	1993
Douglas W. Leatherdale	67	1983
William W. McGuire, M.D.	55	1989
Mary O. Mundinger, Ph.D.	66	1997

      Mr. Ballard has been Of Counsel to Greenebaum Doll & McDonald PLLC, a law firm in Louisville, Kentucky, since June 1992. In 1992, Mr. Ballard retired after serving 22 years as the Chief Financial Officer and a director of Humana, Inc., a company operating managed health care facilities. Mr. Ballard is also a director of Trover Solutions, Inc. and Health Care REIT, Inc.

      Mr. Burke has been a member of our Board of Directors since our inception and was our Chief Executive Officer until February 1988. From 1995 until February 2001, Mr. Burke was the owner, Chief Executive Officer and Governor of the Phoenix Coyotes, a National Hockey League team. Mr. Burke is also a director of First Cash Financial Services, Inc.

      Mr. Hemsley is our President and Chief Operating Officer and has been a member of the Board of Directors since February 2000. Mr. Hemsley joined the Company in May 1997 as Senior Executive Vice President. He became Chief Operating Officer in September 1998 and was named President in May 1999.

      Mr. Johnson has been the Vice Chairman of Perseus LLC, a private merchant banking and investment firm, since April 2001. From January 2000 until April 2001, Mr. Johnson served as the Chairman and Chief Executive Officer of Johnson Capital Partners, a private investment company. From January 1999 until December 1999, Mr. Johnson was the Chairman of the Executive Committee of Fannie Mae, a federally-chartered financial services company providing products and services related to home mortgages. From 1990 until January 1999, Mr. Johnson served as the Chairman and Chief Executive Officer of Fannie Mae. Mr. Johnson is also a director of Gannett Co., Inc., The Goldman Sachs Group, Inc., KB Home, Target Corporation and Temple-Inland, Inc.

      Mr. Kean has been the President of Drew University in New Jersey since February 1990. Mr. Kean served as the Governor of the State of New Jersey from 1982 to 1990. From 1968 to 1977, Mr. Kean served in the New Jersey State Assembly, including two years in the position of Speaker. Mr. Kean is the Chair of the 9-11 Commission, an independent, bipartisan commission created in December 2002 to prepare a complete account of the circumstances surrounding the September 11, 2001 terrorist attacks and to provide recommendations designed to guard against future attacks. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, CIT Group, Franklin Resources, Inc., and The Pepsi Bottling Group, Inc.

      Mr. Leatherdale is the retired Chairman and Chief Executive Officer of The St. Paul Companies, Inc., where he served in such capacity from 1990 until October 2001. The St. Paul Companies, Inc. is an insurance, financial and general business corporation. Mr. Leatherdale is also a director of Xcel Energy, Inc.

      Dr. McGuire is the Chairman of our Board of Directors and our Chief Executive Officer. Dr. McGuire joined the Company as Executive Vice President in November 1988 and became Chairman and Chief Executive Officer in 1991. Dr. McGuire also served as our Chief Operating Officer from May 1989 to June 1995 and as our President from November 1989 until May 1999.

      Dr. Mundinger has been the Dean of the School of Nursing at Columbia University in New York since January 1986 and Centennial Professor of Health Policy at the School of Nursing since July 1994. Dr. Mundinger has also been Associate Dean, Faculty of Medicine at Columbia University since January 1986. Dr. Mundinger is also a director of Cell Therapeutics, Inc., Gentiva Health Services, Inc. and Welch Allyn, Inc.

      Mr. Ryan has been Senior Vice President and Chief Financial Officer of Medtronic, Inc., a leading medical technology company specializing in implantable and invasive therapies, since 1993. Mr. Ryan is also a director of Hewlett Packard Company and Brunswick Corporation, although he intends to retire from the Board of Directors of Brunswick Corporation in May 2004.

      Dr. Shalala has been the President of the University of Miami in Florida since June 2001. From January 2001 until June 2001, Dr. Shalala was a Visiting Distinguished Fellow at the Center for Public Service at Brookings Institution, an independent non-partisan organization devoted to research, analysis, education and publication of certain public policy issues. Dr. Shalala served as the U.S. Secretary of Health and Human Services from January 1993 until January 2001. From 1987 to 1993, Dr. Shalala served as the Chancellor of the University of Wisconsin-Madison, and from 1980 until 1986, she was the President of Hunter College in New York. From March 1977 to July 1980, Dr. Shalala served as Assistant Secretary for the Department of Housing and Urban Development. Dr. Shalala is also a director of Gannett Co., Inc. and Lennar Corporation.

      Mr. Spears has been a Managing Director of Spears Grisanti & Brown LLC, an investment counseling and management firm, since June 1999. Mr. Spears was the Chairman of the Board of Spears, Benzak, Salomon & Farrell, Inc., an investment counseling and management firm, from 1972 until 1999. In April 1995, Spears, Benzak, Salomon & Farrell became a wholly owned subsidiary of KeyCorp, a financial services company. Mr. Spears is also a director of Alcide Corporation and Avatar Holdings, Inc.

      Dr. Wilensky has been a senior fellow at Project HOPE, an international health foundation, since 1993. From May 2001 to May 2003, she was the Co-Chair of the President’s Task Force to Improve Health Care for our Nation’s Veterans. From 1997 to 2001 she was also Chair of the Medicare Payment Advisory Commission. From 1992 to 1993, Dr. Wilensky served as the Deputy Assistant to President George H.W. Bush for policy development, and from 1990 to 1992, she was the Administrator of the Health Care Financing Administration (now known as the Centers for Medicare and Medicaid Services) directing the Medicaid and Medicare programs for the United States. Dr. Wilensky is also a director of Cephalon, Inc., Gentiva Health Services, Inc., Manor Care, Inc., and Quest Diagnostics Incorporated.

Director Nomination

      Criteria for Nomination to the Board. The Nominating Committee Charter, which is available on our website (www.unitedhealthgroup.com), provides that the Nominating Committee is responsible for analyzing, on an annual basis, important Board member skills and characteristics, and recommending to the Board appropriate individuals for nomination as Board members. The Nominating Committee considers the appropriate balance of experience, skills and characteristics required of a member of the Board of Directors. Nominees for director are selected on the basis of characteristics described in the Company’s Principles of Governance, which include diversity, age, skills (such as an understanding of health care issues, management of large public companies, and academic, political, financial or medical background), familiarity with ethical and corporate governance issues which the Company faces in the current environment, and other relevant factors.

      Shareholder Proposals for Nominees. The Nominating Committee will consider candidates proposed by shareholders upon timely written notice to the Company’s Secretary. To be timely for the 2005 Annual Meeting, notice must be received at our principal executive offices, directed to the Corporate Secretary, on or before December 8, 2004, and must set forth the following information: (i) the name, age, business address, residence address and the principal occupation or employment of each nominee proposed in such notice, (ii) the name and address of the shareholder giving notice as the same appears in the Company’s stock register, (iii) the number of shares of the Company’s capital stock which are beneficially owned by such nominee and by such shareholder, and (iv) such other information concerning each such nominee as would be required in soliciting proxies for the election of such nominee. Such notice must also include a signed consent of each such nominee to serve as a director of the Company, if elected.

      Process for Identifying and Evaluating Nominees. The Nominating Committee’s process for identifying and evaluating nominees to the Board of Directors is as follows: In the case of incumbent directors whose terms are set to expire, in addition to the factors listed above under “Criteria for Nomination to the Board,” the Nominating Committee reviews such directors’ overall service to the Company and performance on the Board during their term, including the number of meetings attended, level of participation, quality of performance, the level of experience such director brings to the Company, familiarity with the Company, and other relevant factors. In the case of new candidates, the Nominating Committee considers the criteria set forth above under “Criteria for Nomination to the Board.” In evaluating a nominee’s qualifications, among other things, the Nominating Committee may review biographical information and references, may seek input from the full Board and, if the Nominating Committee deems appropriate, may seek input from a third-party search firm. If the Nominating Committee determines that a candidate is qualified and would be a valuable addition to the Company’s Board, it will recommend the candidate to the full Board. Candidates recommended by the Nominating Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

      The Nominating Committee will consider director candidates recommended by shareholders provided the procedures outlined above under “Shareholder Proposals for Nominees” are followed by the shareholders in submitting recommendations. The Nominating Committee will evaluate new candidates according to the procedures outlined in the previous paragraph regardless of who recommends the candidate.

Director Attendance at the Annual Meeting

      It is our policy, as outlined in our Principles of Governance, that our directors make every effort to attend the Annual Meeting of Shareholders. Eleven of our twelve directors attended the 2003 Annual Meeting.

Director Independence

      The Board of Directors has determined that ten out of its twelve directors are “independent” under the rules of the New York Stock Exchange, and that such directors have no material relationship with the Company. The two non-independent directors are the Company’s Chief Executive Officer, Dr. McGuire, and President, Mr. Hemsley. The Board of Directors has adopted categorical standards of independence to assist the Board in its determination of director independence, and has determined that all directors other than Dr. McGuire and Mr. Hemsley satisfy these categorical standards. The categorical standards are attached as Appendix B to this Proxy Statement.

      In accordance with our Principles of Governance, the independent non-management directors meet at each regularly scheduled Board meeting without the presence of management. Lead directors presiding over the executive sessions are designated by the non-management directors as appropriate based upon the matters to be addressed at each particular executive session.

Procedures for Communication with the Board of Directors

      In addition to the Compliance HelpLine we have in place for our employees to direct their concerns to appropriate persons within the Company, we have adopted additional procedures for our employees, shareholders and other interested parties to communicate concerns about accounting, auditing and other matters to our directors. If you have any concern that you would like to communicate, you may send it by regular mail to the following address:

UnitedHealth Group Incorporated

9900 Bren Road East
P.O. Box 1230
Minnetonka, MN 55343
ATTN: Corporate Secretary
Re: [see below]

      Please indicate in the “Re:” line on the envelope whether your concern is directed to the full board, the non-management directors as a group, the Audit Committee or a specific director. You should direct all concerns regarding accounting, internal accounting controls and auditing matters to the Audit Committee.

      Also, please indicate in the “Re:” line on the envelope whether you would like your communication to be kept confidential from management.

Director Compensation

      Directors who are not Company employees receive an annual retainer of $30,000, a $1,500 fee for attending each Board meeting in person ($750 for attending by telephone), and a $1,000 fee for attending each committee meeting in person ($500 for attending by telephone). In addition, we pay the Chairman of each of the Audit Committee and the Compensation and Human Resources Committee an annual retainer of $5,000.

      We provide health care coverage to current and past directors who are not eligible for coverage under another group health care benefit program or Medicare. During 2003, we paid approximately $6,440 in health care premiums on behalf of Mr. Burke.

      Under our Directors’ Compensation Deferral Plan (the “Director Deferral Plan”), which was amended effective January 1, 2004, non-employee directors may elect to defer annually receipt of all or a percentage of their retainer and meeting fees, including committee meeting fees (but not stock options or other stock-based compensation). Amounts deferred are credited to a bookkeeping account maintained for each director participant, and are distributable upon the termination of the director’s directorship for any reason. Participating directors may elect whether distribution is made in either (a) an immediate lump sum; (b) in a series of five or ten annual installments (subject to certain additional rules set forth in the Director Deferral Plan); (c) in a delayed lump sum following either the fifth or tenth anniversary of the termination of the director’s directorship (subject to certain additional rules set forth in the Director Deferral Plan); or (d) in pre-selected amounts and on pre-selected dates while the director remains a member of our Board of Directors (subject to certain additional rules set forth in the Director Deferral Plan). The Director Deferral Plan does not provide for matching contributions by us, but our Board of Directors may determine, in its discretion, to supplement the accounts of participating directors with additional amounts. No accounts were supplemented in 2003.

      Non-employee directors also receive grants of non-qualified stock options under the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Stock Incentive Plan”). Under the Stock Incentive Plan (and terms approved by the Compensation and Human Resources Committee with respect to non-employee director grants made pursuant to the Stock Incentive Plan), our non-employee directors receive three types of option grants: (1) initial grants of non-qualified stock options to purchase 36,000 shares of our common stock; (2) quarterly grants of non-qualified stock options to purchase 5,000 shares of our common stock; and (3) conversion grants made pursuant to an election by a director to convert annual retainer and meeting attendance fees into options to purchase our common stock. The initial grants are made automatically on the date the eligible director is first elected to the Board of Directors and become exercisable over the following three years at the rate of 12,000 shares per year. The quarterly grants are made automatically on the first business day of each fiscal quarter and become exercisable immediately upon grant. The conversion grants are made on the day of each regularly scheduled Board meeting and become exercisable immediately upon grant. The number of shares covered by a conversion option will equal four times the amount of the retainer and meeting fees foregone, divided by the fair market value of one share of our common stock on the date of grant. The exercise price for all options granted under the Stock Incentive Plan is the closing sale price of our common stock on the date the option is granted. Directors may also receive restricted stock awards and other grants under the Stock Incentive Plan.

Committees and Meetings of the Board of Directors

      During the year ended December 31, 2003, the Board of Directors held four regular meetings. All of our current directors attended at least 75% of the meetings of the Board and any Board committees of which they were members.

      The Board of Directors has established five standing committees: an Audit Committee, a Compensation and Human Resources Committee, a Compliance and Government Affairs Committee, a Nominating Committee and an Executive Committee. These committees help the Board fulfill its responsibilities and assist the Board in making informed decisions as to the Company’s operations. Each committee operates under its own charter, and the committees evaluate their respective charters and conduct committee performance evaluations on an annual basis.

      The Audit Committee consists of Messrs. Leatherdale (Chair), Ballard, Burke, and Ryan, each of whom is an independent director under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Board of Directors has determined that each audit committee member is an “audit committee financial expert” under the rules of the New York Stock Exchange. The Audit Committee has sole responsibility for the selection and retention of the independent outside auditor, and assists the Board by overseeing financial reporting, public disclosure and compliance activities. The Audit Committee operates as a direct line of communication between the Board and our independent auditors, as well as our internal audit, compliance and legal personnel. The Audit Committee held eight regular meetings and one special meeting in 2003.

      The Compensation and Human Resources Committee consists of Messrs. Spears (Chair) and Johnson and Dr. Mundinger, each of whom is an independent director under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Compensation and Human Resources Committee is responsible for overseeing our compensation, employee benefit and stock-based programs. The Committee also negotiates and administers our employment arrangements with our Chief Executive Officer and President, performs the annual Chief Executive Officer evaluation, supervises incentive and equity-based compensation programs for our employees and reviews and monitors director compensation programs. The Compensation and Human Resources Committee held four regular meetings and one special meeting in 2003.

      The Compliance and Government Affairs Committee consists of Dr. Wilensky (Chair), Mr. Kean and Dr. Shalala, each of whom is an independent director under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Compliance and Government Affairs Committee is responsible for the development of guidelines and procedures for ethical and legal compliance; ensuring adequate guidance, reporting and investigation processes; monitoring compliance with Company guidelines and ethics policies; and monitoring and evaluating corporate governance. The Compliance and Government Affairs Committee held four regular meetings in 2003.

      The Nominating Committee consists of Messrs. Ballard (Chair), Kean, Leatherdale and Spears, each of whom is an independent director under the rules of the New York Stock Exchange and Securities and Exchange Commission. The Nominating Committee’s duties include identifying and nominating individuals to be proposed for election as directors at each annual meeting of shareholders, filling board vacancies, conducting the director and Board evaluation process, and evaluating the categorical standards which the Board uses to determine director independence. The Nominating Committee held one regular meeting in 2003.

      The Executive Committee consists of Dr. McGuire (Chair) and Messrs. Ballard, Leatherdale and Spears. The Executive Committee held one special meeting in 2003. The Executive Committee is authorized to exercise all of the powers of the Board when the Board is not in session.

EXECUTIVE COMPENSATION

Cash and Other Compensation

      The following table provides certain summary information for the fiscal years ended December 31, 2003, 2002 and 2001 relating to cash and other forms of compensation paid to, or accrued by us on behalf of, our Chief Executive Officer and each of our four other most highly compensated executive officers for fiscal 2003.

Summary Compensation Table

					Long-Term Compensation

					Awards	Payouts

				Other Annual	Securities	Performance	All Other
				Compensation	Underlying	Awards	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	Options/(#)(2)	($)	($)(3)

William W. McGuire, M.D.	2003	1,996,154	5,550,000	231,728	1,300,000	1,897,000	326,617
Chairman and Chief	2002	1,896,154	5,275,000	200,843	1,300,000	1,798,000	285,038
Executive Officer	2001	1,796,154	3,772,000	167,563	1,300,000	1,695,000	240,321
Stephen J. Hemsley	2003	1,000,000	2,325,000	79,234	600,000	960,000	114,548
President and Chief	2002	980,769	2,300,000	—	600,000	924,000	95,212
Operating Officer	2001	900,000	1,575,000	—	600,000	840,000	76,427
David J. Lubben	2003	475,000	550,000	—	150,000	425,000	34,740
General Counsel	2002	450,000	550,000	—	250,000	425,000	33,199
	2001	425,000	475,000	—	150,000	410,000	35,795
Robert J. Sheehy	2003	485,000	500,000	—	150,000	400,000	37,421
Chief Executive Officer,	2002	474,231	650,000	—	250,000	400,000	34,926
UnitedHealthcare	2001	463,078	475,000	—	150,000	375,000	21,638
R. Channing Wheeler	2003	485,000	400,000	—	125,000	375,000	18,528
Chief Executive Officer,	2002	474,231	540,000	—	250,000	470,000	21,614
Uniprise	2001	465,000	500,000	—	198,000	450,000	38,147

(1)	Other annual compensation for Dr. McGuire includes Company-provided transportation (computed on an incremental cost basis) of $159,471 in 2003, $135,951 in 2002, and $130,963 in 2001, an expense allowance of $21,600 in each of 2003, 2002, and 2001, and reimbursement for financial planning and assistance fees of $50,657 in 2003, $43,292 in 2002, and $15,000 in 2001. Other annual compensation for Mr. Hemsley in 2003 includes Company-provided transportation (computed on an incremental cost basis) of $60,834, an expense allowance of $14,400, and reimbursement for financial planning fees of $4,000. In accordance with SEC rules, all perquisites and other personal benefits for each named executive officer (other than our Chief Executive Officer) which aggregate to the lesser of either $50,000 or 10% of the total annual salary and bonus for each such named executive officer have been omitted.

(2)	Reflects a two-for-one stock split by way of stock dividend of the Company’s common stock issued on June 18, 2003.

(3)	For each of the named executive officers, the amounts indicated for fiscal 2003 consist of Company contributions made to accounts for the named individuals pursuant to our 401(k) Savings Plan and Executive Savings Plans as follows: $218,135, $99,000, $30,894, $33,490, and $13,990 for Dr. McGuire, Mr. Hemsley, Mr. Lubben, Mr. Sheehy, and Mr. Wheeler, respectively. The amounts indicated also include Company-paid disability insurance premiums of $90,270, $15,533, $3,569, $3,803 and $4,482 for Dr. McGuire, Mr. Hemsley, Mr. Lubben, Mr. Sheehy, and Mr. Wheeler, respectively; a Company-paid life insurance premium of $18,197 for Dr. McGuire; and benefit refunds of $15, $15, $277, $128 and $56 for Dr. McGuire, Mr. Hemsley, Mr. Lubben, Mr. Sheehy, and Mr. Wheeler, respectively.

Option Grants in 2003

	Individual Grants
					Potential Realizable Value
	Number of	% of Total			at Assumed Annual Rates of
	Securities	Options	Exercise		Stock Price Appreciation
	Underlying	Granted to	or Base		for Option Term(2)
	Options	Employees	Price	Expiration
Name	Granted	in 2003	($/Share)	Date(1)	5% ($)	10% ($)

William W. McGuire	1,300,000(3)	7.1	40.12	2/12/13	32,800,628	83,123,232
Stephen J. Hemsley	600,000(4)	3.3	40.12	2/12/13	15,138,751	38,364,569
David J. Lubben	100,000(4)	0.5	40.12	2/12/13	2,523,125	6,394,095
	50,000(4)	0.3	53.90	11/28/13	1,694,871	4,295,136
Robert J. Sheehy	100,000(4)	0.5	40.12	2/12/13	2,523,125	6,394,095
	50,000(4)	0.3	53.90	11/28/13	1,694,871	4,295,136
R. Channing Wheeler	100,000(4)	0.5	40.12	2/12/13	2,523,125	6,394,095
	25,000(4)	0.1	53.90	11/28/13	847,436	2,147,568

(1)	All options granted in 2003 expire ten years following the date of grant, subject to earlier termination upon certain events related to termination of employment. Options not yet exercisable generally become exercisable upon a change in control of the Company, as such term is defined in each executive’s employment agreement.

(2)	The “potential realizable value” shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full ten years and the stock price has appreciated at the assumed rate. Potential realizable value is listed for illustration only. The values disclosed are not intended to be, and should not be interpreted as, representations or projections of future value of our common stock or of the stock price.

(3)	Options become exercisable at the rate of 25% per year over a period of four years, beginning on January 1, 2004.

(4)	Options become exercisable at the rate of 25% per year on each of the first four anniversaries of the date of grant.

Aggregated Option Exercises in 2003

and Option Values at December 31, 2003

	Number of		Number of Securities	Value of Unexercised In-the-
	Shares		Underlying Unexercised	Money Options at 12/31/03
	Acquired	Value	Options at 12/31/03	Exercisable/Unexercisable
Name	on Exercise	Realized ($)(1)	Exercisable/Unexercisable	($)(2)

William W. McGuire	1,900,000	84,176,032	13,835,248/3,250,000	639,800,811/82,030,358
Stephen J. Hemsley	800,000	34,698,674	5,680,000/1,580,000	261,434,939/41,566,435
David J. Lubben	160,000	6,003,760	601,132/ 453,064	25,119,585/10,067,485
Robert J. Sheehy	210,000	9,283,536	777,540/ 539,500	33,407,288/14,309,512
R. Channing Wheeler	200,000	7,974,720	633,996/ 519,662	26,349,034/14,270,185

(1)	Relates to stock options granted between April 1994 and October 1998 to Dr. McGuire; between August 1998 and October 1999 to Mr. Hemsley; in October 1997 to Mr. Lubben; in October 1998 to Mr. Sheehy; and in October 1999 to Mr. Wheeler.

(2)	Calculated by subtracting the per share exercise price from the closing price per share of our common stock on December 31, 2003 (the last trading day of the calendar year 2003) of $58.18, and multiplying the result by the number of unexercised options.

Performance Awards (LTIP) Under Executive Incentive Plan —

Awards in Last Fiscal Year

	Performance or	Estimated Future Payouts Under Non-Stock
	Other Period	Price-Based Plans(2)
	Until Maturation
Name	or Payout(1)	Threshold ($)	Target ($)	Maximum ($)

William W. McGuire	2003-2005	-0-	1,065,000	2,130,000
Stephen J. Hemsley	2003-2005	-0-	550,000	1,100,000
David J. Lubben	2003-2005	-0-	260,000	520,000
Robert J. Sheehy	2003-2005	-0-	270,000	540,000
R. Channing Wheeler	2003-2005	-0-	270,000	540,000

(1)	The table reflects performance awards made under our Executive Incentive Plan during the fiscal year ended December 31, 2003 to the executive officers named in the Summary Compensation Table above. Performance awards for the 2002-2003 performance period were paid in February 2004 and are reflected in the Summary Compensation Table in the column entitled “Performance Awards.”

(2)	The Compensation and Human Resources Committee establishes target performance awards, maximum performance awards, and objective performance goals at the beginning of each performance period. Minimum performance thresholds must be attained before any performance awards are paid under the Executive Incentive Plan. Although the Executive Incentive Plan allows the Committee to make maximum performance awards equal to 300% of each participant’s average base compensation (as defined in the Executive Incentive Plan), the Committee has chosen to limit maximum awards to the lower amounts shown in the table. The Committee will determine whether or not the performance objectives have been achieved. The Committee may reduce, but not increase, the performance award otherwise payable to any plan participant based on a discretionary assessment of such financial and individual performance factors as it determines to be appropriate. Any payouts will be made within three months of the end of the period, except that a pro rata portion of such payouts may be made earlier upon a change in control of the Company, and participants may elect, if permitted by law, to defer the payment of any awards under our Executive Savings Plan.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

      The Board of Directors has delegated to the Compensation and Human Resources Committee the authority to conduct the annual evaluation of the Chief Executive Officer, and to make certain decisions with respect to the compensation of our Chief Executive Officer, as well as various aspects of other compensation and fringe benefit matters affecting all of our employees, including our executive officers. In addition, the Committee administers our stock-based incentive plans.

      Compensation Policies for Executive Officers. We seek to attract, retain and motivate highly qualified executives who will contribute to the Company’s continued success. To achieve these goals, we emphasize cash compensation and stock programs that are tied to Company performance.

      The Committee recognizes that the industry in which the Company operates is highly competitive. The industry is continually undergoing significant changes resulting in a substantial demand for qualified, experienced executive personnel. In addition, significant opportunities exist in other industries for our executives. In the Committee’s opinion, compensation levels at companies of comparable size and complexity across all industries are competitive factors that need to be considered in determining executive compensation. One aim of our executive compensation policy is to make it possible for our executives to earn cash compensation equaling or exceeding the amount they would earn in comparable positions in other industries. The Committee believes, however, that the higher level of compensation should be paid only when warranted by the performance of the Company and the particular executive officer. For these reasons, the cash compensation payable to our executive officers typically includes cash incentive awards as well as base salary.

      Base salaries are established at levels competitive with those offered by other companies of similar size and operating complexity. Increases to a particular executive officer’s salary are based on his or her personal contribution to corporate performance and increases in his or her responsibilities.

      A potentially more significant component of cash compensation for our executive officers consists of annual incentive awards earned and paid under our Executive Incentive Plan. Under this plan, the Committee assigns each eligible executive a target annual incentive award, expressed as a percentage of base salary. The annual incentive target is set at a higher percentage of salary for our more senior executive officers. As a result, a higher percentage of their potential total compensation is subject to the Company’s results and to their individual performance. Although the established targets are achievable, they require strong performance from each of our executive officers. Minimum corporate performance thresholds must be attained before any annual incentive awards are paid under the Executive Incentive Plan. The maximum annual incentive awards payable under the Executive Incentive Plan depend on the Company’s performance against objective performance goals established by the Committee at the beginning of each year. The Committee may reduce, but not increase, the annual incentive award payable to any plan participant based on a discretionary assessment of such financial and individual performance factors as it determines to be appropriate. These factors may include performance against financial and non-financial objectives, such as revenue growth, operating income, quality, compliance, corporate integrity and strategic initiatives. Formal weightings are not assigned to these performance factors.

      Some of our executive officers, including all of the executive officers named in the Summary Compensation Table, are also eligible to receive long-term performance awards under the Executive Incentive Plan. These awards are intended to provide an incentive for our most senior executives to achieve and sustain superior levels of overall performance. The Committee establishes target performance awards, maximum performance awards, and objective performance goals at the beginning of each performance period. Minimum corporate performance thresholds must be attained before any performance awards are paid under the Executive Incentive Plan. The Committee will determine whether or not the performance objectives have been achieved. The Committee may reduce, but not increase, the performance award otherwise payable to any plan participant based on a discretionary assessment of such financial and individual performance factors as it determines to be appropriate.

      The Committee believes that it is important to provide executive officers with a longer-term interest in the Company’s performance through various stock ownership programs, including stock option, restricted stock grant, stock purchase and other programs. The Committee believes that these programs contribute to employee productivity and loyalty. We have continuously encouraged the alignment of employee and shareholder interests through equity-based incentive programs, and our target is for our employees and directors to hold, in the aggregate, at least 10% of our fully diluted shares outstanding in the form of owned shares, unexercised stock options or restricted stock grants subject to future vesting conditions.

      Stock options are granted to our executive officers under the UnitedHealth Group 2002 Stock Incentive Plan. Options generally become exercisable in 25% increments on each of the first four anniversaries of the date of grant, subject to certain conditions. In determining the number of option shares to be granted to each executive officer, the Committee considers various factors, including the executive’s responsibilities and potential for directly contributing to the Company’s performance, the executive’s base salary amount, and the total number of option shares previously granted to the executive.

      In addition to cash and stock compensation, we make available to our executive officers a broad range of benefit programs, which also are available to employees generally, including life and disability insurance, a 401(k) savings plan, and other benefit programs.

      Part of the compensation paid to our executive officers is determined by employment agreements between the Company and the executive officers. The employment agreements with the executive officers in the Summary Compensation Table are described elsewhere in this proxy statement under the heading “Executive Employment Agreements.”

      Chief Executive Officer’s 2003 Compensation. The Committee determines Dr. McGuire’s compensation consistent with the principles noted above and by the terms of his employment agreement with the Company. A significant amount of Dr. McGuire’s cash compensation is dependent on overall Company performance.

      Dr. McGuire’s 2003 base salary of $2,000,000 was established based on the Committee’s review of his performance in 2002 and according to the terms of his employment agreement. In order to keep Dr. McGuire’s compensation competitive with compensation paid to similarly situated chief executives in the health care industry, as well as chief executives in other companies of comparable size and operating complexity in other industries, the Committee has discretion to increase Dr. McGuire’s annual base salary from year to year in excess of any increases required by his employment agreement. The Committee believes Dr. McGuire’s base salary of $2,000,000 for 2003 was appropriate in relation to compensation for chief executive officers of other companies of comparable size, complexity and overall condition.

      In recognition of Dr. McGuire’s performance in 2003, the Committee granted him a $5,550,000 annual incentive award under our Executive Incentive Plan. In determining the amount of this award, in addition to considering the marketplace generally and established incentive compensation levels for corporate executive positions, the Committee considered the Company’s continued outstanding performance over the past several years, and specifically, the Company’s performance in 2003 in relation to established goals and compared that performance to prior years’ results. The Committee noted that the Company exceeded the performance objectives established by the Committee at the beginning of 2003. The Committee also identified a number of significant operational and other achievements in 2003, including record revenues of $28.8 billion, earnings from operations of $2.9 billion, net earnings of $1.8 billion, cash flows generated from operating activities of $3.0 billion, a return on shareholders’ equity of 39%, up from 33% in 2002, and successive growth quarters. Recognition of this performance was reflected in an increase in our stock price of approximately 39% during 2003 as compared to an increase in the S&P 500 Index of 26%. The Committee also considered several successful acquisitions in 2003, including acquisitions of Golden Rule Financial Corporation and Mid Atlantic Medical Services, Inc., the ongoing development of management teams and new platforms for growth, and the progress the Company made in establishing a senior leadership team with successorship plans for key leadership positions. The Committee determined that our strong performance in 2003 resulted in significant part from Dr. McGuire’s leadership, and concluded that the $5,550,000 award to Dr. McGuire was an appropriate incentive amount.

      The Committee also approved payment to Dr. McGuire of a $1,897,000 long-term performance award under the Executive Incentive Plan. In determining the amount of this award, the Committee considered Company performance from 2001 to 2003 and identified a number of key achievements. The Committee noted that from 2001 through 2003, our revenues increased 23%, earnings from operations increased 87%, net earnings increased 100%, cash flows generated from operating activities increased 63%, return on shareholders’ equity increased from 25% to 39%, diluted earnings per share increased 111%, and our stock price increased 90%, compared to a 16% decline in the S&P 500 Index. During this period, the Committee noted that the Company made significant operational improvements and positioned itself for future profitable growth. The Committee agreed that Dr. McGuire’s leadership was a critical factor in the Company’s accomplishments during this period, and accordingly approved payment to him of the previously determined maximum allowable performance award for this performance period.

      The Committee believes it is important to link a significant portion of Dr. McGuire’s potential compensation to future Company performance. As part of his overall compensation package, Dr. McGuire receives grants of stock options from time to time. Pursuant to the terms of his employment agreement, in 2003 we granted Dr. McGuire an option to purchase 1,300,000 shares of our common stock at an exercise price of $40.12 per share, which was the fair market value of the stock on the grant date. This option becomes exercisable as to 25% of the shares underlying the option over a four-year period, beginning on January 1, 2004, subject to accelerated vesting if specified events occur.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to each of the company’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company’s 2002 Stock Incentive Plan and the Executive Incentive Plan are structured in a manner that we believe complies with the statute’s requirements. Accordingly, the Company generally does not expect compensation associated with stock options, stock appreciation rights or performance awards issued under the 2002 Stock Incentive Plan, or compensation paid under the Executive Incentive Plan, to be subject to the deduction limit. The Company does not expect to take any further action with respect to its compensation programs in order to avoid paying compensation for which the Company would lose the corresponding tax deduction.

SUBMITTED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

William G. Spears

James A. Johnson
Mary O. Mundinger

Executive Employment Agreements

      We have entered into an employment agreement with each of the executive officers named in the Summary Compensation Table.

      William W. McGuire, M.D. Dr. McGuire entered into an employment agreement, effective October 13, 1999, to serve as Chief Executive Officer. The initial term of this agreement is five years, ending on October 13, 2004. The agreement will be automatically extended for additional one-year periods on each anniversary of the effective date unless either party delivers prior notice of an intention not to renew the agreement.

      Pursuant to the agreement, Dr. McGuire currently receives a base annual salary of $2,100,000, which is subject to a minimum increase of $100,000 each year. During each calendar year of the agreement, Dr. McGuire receives a non-qualified stock option to purchase a minimum of 1,300,000 shares of the Company’s common stock with an exercise price equal to the fair market value on the date of grant. The option becomes exercisable as to 25% of the shares underlying the option over a period of four years, subject to accelerated vesting if specified events occur. Under the agreement, Dr. McGuire also is eligible to participate in our incentive bonus and stock plans and in our other employee benefit programs. In addition, we provide and pay for life and disability insurance policies on behalf of Dr. McGuire.

      Upon termination of Dr. McGuire’s employment for any reason, he is entitled to a supplemental retirement benefit in the form of annual payments for his lifetime in an amount equal to a percentage, based on age of retirement, of his average “cash compensation” (as defined in the agreement) for the three calendar years immediately preceding his termination of employment. In the event of Dr. McGuire’s death after his retirement, his surviving spouse is entitled to a benefit in the amount of 50% of the benefit to which Dr. McGuire was entitled. The retirement benefit may be paid out in a lump sum under certain circumstances. Had Dr. McGuire retired at the end of 2003, his annual payments under the supplemental retirement benefit would be approximately $5,148,000 per year.

      Upon Dr. McGuire’s retirement, all stock option and other awards granted to Dr. McGuire will vest immediately and all of his options will remain exercisable until the earlier of 72 months after the date of termination of employment or the expiration date of the respective option.

      The employment agreement also provides severance benefits if Dr. McGuire’s employment terminates under certain circumstances. If his employment is terminated by the Company without cause or by Dr. McGuire for good reason (as those terms are defined in the agreement), we will pay Dr. McGuire his salary and bonus for the 36 months following the termination of his employment. In addition, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for this 36-month period. All stock option and other awards granted to Dr. McGuire will vest immediately upon his employment termination under these circumstances, and all of his options will remain exercisable until the earlier of 72 months following termination of employment or the expiration date of the respective option. Dr. McGuire will receive these same benefits under certain circumstances in connection with a change in control (as such term is defined in his employment agreement).

      If Dr. McGuire’s employment is terminated because of his death or permanent disability, we will pay his beneficiaries or him his salary and bonus for a period of 24 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and his stock options will vest immediately and remain exercisable for as long as 60 months following his death or permanent disability but not beyond the expiration date of the respective option. In the case of termination due to a permanent disability, Dr. McGuire will continue to receive credited service under his supplemental retirement benefits for 24 months.

      If Dr. McGuire voluntarily terminates his employment without good reason, we will pay him his salary and bonus for a period of 24 months. At the time of his termination, any unvested options will terminate and vested options will remain exercisable for up to 36 months following termination of his employment but not beyond the expiration date of the respective option.

      In the event of any termination of Dr. McGuire’s employment other than a termination by the Company for cause, we will continue to provide health coverage for Dr. McGuire and his spouse for the remainder of their lives and for his children until they reach the age of 25.

      If any payments or benefits paid to Dr. McGuire under his employment agreement are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, we will pay Dr. McGuire the amount of such excise taxes plus all federal, state, local, and excise taxes due on these excise tax payments, as these amounts are determined by our independent auditors.

      Pursuant to his employment agreement, Dr. McGuire is subject to provisions prohibiting his solicitation of our employees and competition with the Company during the term of the agreement, for the period of the severance payments and for one year thereafter. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

      Stephen J. Hemsley. Mr. Hemsley entered into an employment agreement, effective October 13, 1999, to serve as President of the Company. The term of this agreement will continue until the termination of Mr. Hemsley’s employment.

      During each calendar year of the agreement, Mr. Hemsley receives a non-qualified stock option to purchase a minimum of 600,000 shares of common stock with an exercise price equal to the fair market value on the date of grant. The stock option becomes exercisable as to 25% of the shares underlying the option on each of the first four anniversaries of the date of grant, subject to accelerated vesting if specified events occur. Under the agreement, Mr. Hemsley also is eligible to participate in our incentive bonus and stock plans and in our other employee benefit programs. In addition, we provide and pay for life and disability insurance policies on behalf of Mr. Hemsley.

      In accordance with Mr. Hemsley’s employment agreement, in 2004 we finalized a supplemental retirement benefit plan pursuant to which Mr. Hemsley is entitled to a benefit in the form of annual payments for his lifetime in an amount equal to a percentage, based on his age at retirement, of his average salary and bonus for the five years preceding his termination of employment. This percentage increases to a maximum of 55% if Mr. Hemsley retires at age 65. At the time of Mr. Hemsley’s departure from the Company, he will have the option to convert the form of benefit to a joint and survivor annuity or other actuarially equivalent optional form of payment. Had Mr. Hemsley retired at the end of 2003, his annual payments under the supplemental retirement benefit plan would be approximately $358,000.

      The employment agreement provides severance benefits if Mr. Hemsley’s employment by the Company ends under certain circumstances. If his employment is terminated by the Company without cause or by Mr. Hemsley for good reason other than in connection with a change in control (as these terms are defined in the agreement), we will pay Mr. Hemsley two times his annual salary and bonus over the 12 months following the termination of his employment. If such termination is in connection with a change in control, Mr. Hemsley will receive three times his annual salary and bonus over the 12 months following the termination of his employment. If the termination is in connection with a change in control, any stock options granted to Mr. Hemsley will vest immediately and remain exercisable for a period of 36 months but not longer than the expiration date under the respective option. If the termination is not in connection with a change in control, the Compensation and Human Resources Committee will give consideration to the vesting of any unvested options and the period that the vested options remain exercisable after termination of Mr. Hemsley’s employment.

      If Mr. Hemsley’s employment is terminated because of his death or permanent disability, we will pay him or his beneficiaries his salary and bonus for a period of 12 months. In addition, he or his beneficiaries will receive the proceeds from his disability or life insurance policies, and his stock options will vest immediately and will remain exercisable for as long as 60 months following his death or permanent disability but not beyond the expiration date of the respective option.

      In the event of any termination of Mr. Hemsley’s employment other than a termination for cause, we will continue to provide health coverage for Mr. Hemsley and his spouse until age 65 and for his children until they reach the age of 25.

      If any payments or benefits paid to Mr. Hemsley under his employment agreement or his supplemental retirement benefit plan are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, we will pay Mr. Hemsley the amount of such excise taxes plus all federal, state, local and excise taxes due on these excise tax payments, as these amounts are determined by our independent auditors.

      Pursuant to the employment agreement, Mr. Hemsley is subject to provisions prohibiting his solicitation of our employees during the term of the agreement, for the period of the severance payments and for one year thereafter. Mr. Hemsley is also prevented from competing with the Company during the term of his employment and the period that severance payments are made to him under the employment agreement. In addition, he is prohibited at all times from disclosing confidential information related to the Company.

      David J. Lubben, Robert J. Sheehy and R. Channing Wheeler. Each of Messrs. Lubben and Sheehy entered into an employment agreement, effective October 16, 1998, to serve as an executive officer of the Company. Mr. Wheeler entered into his employment agreement effective May 20, 1998. Messrs. Lubben’s and Sheehy’s agreements remain in effect until terminated by either the Company or the executive under certain circumstances. The initial term of Mr. Wheeler’s agreement was three years; and his agreement automatically renews for additional one-year terms unless either party provides prior notice of intent not to renew. Under their agreements, each of Messrs. Lubben, Sheehy and Wheeler is eligible to participate in our incentive bonus and stock plans and our other employee benefit plans.

      Pursuant to their agreements, each of Messrs. Lubben, Sheehy, and Wheeler is entitled to receive severance compensation for a 12-month period if the executive’s employment is terminated by the Company without cause or in connection with a change in employment (as these terms are defined in their respective agreements). The severance compensation generally equals a multiple of the executive’s base salary plus bonus (as determined by their respective agreements), which multiple may be greater if the severance events described above occur within two years following a change in control (as such term is defined in their respective agreements). In connection with a change in control, if any payments or benefits paid to Messrs. Lubben, Sheehy, or Wheeler under their respective employment agreements are deemed “parachute payments” under the Internal Revenue Code, and become subject to excise taxes, we will pay each executive the amount of such excise taxes plus all federal, state, local and excise taxes due on these excise tax payments, as these amounts are determined by our independent auditors. During the terms of their agreements and during certain periods of time following termination of the agreements, each executive is subject to confidentiality, non-solicitation and non-competition provisions.

Executive Savings Plans

      Along with certain other management and highly compensated employees of the Company, executive officers are eligible to participate in our Executive Savings Plans, which are nonqualified, unfunded deferred compensation plans. Under these plans, employees may generally defer up to 100% of their eligible cash compensation. Amounts deferred are credited to a bookkeeping account maintained for each participant, and are distributable upon the termination of the participant’s employment. Subject to certain additional rules set forth in the Executive Savings Plans, employees may elect whether distribution will be made in an immediate lump sum, in a series of five or ten annual installments, in a delayed lump sum following the fifth or tenth anniversary of the employee’s termination, or in pre-selected amounts and on pre-selected dates while the participant remains an employee of the Company. The Company provides a matching credit of up to 50% of amounts deferred at the time of each deferral, but this matching credit applies only to the first 6% of the employee’s base salary and annual incentive award deferrals, and does not apply to deferrals of long-term performance awards or other special incentive awards. Amounts deferred are credited with earnings from measuring investments selected by the employee from a collection of investment vehicles identified by the Company.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

      Mr. William C. Ballard, Jr. is Of Counsel to the law firm of Greenebaum Doll & McDonald PLLC. In 2003, this law firm performed legal services for the Company totaling approximately $30,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During fiscal 2003, Messrs. Spears, Johnson and Kean and Dr. Mundinger served on the Compensation and Human Resources Committee of our Board of Directors. None of these persons has ever been an officer or employee of the Company or any of our subsidiaries. During fiscal 2003, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on our Board of Directors or any committee of the Board.

PERFORMANCE GRAPHS

      The following graph compares our cumulative total return to shareholders with an index of certain Fortune 50 companies (the “Fortune 50 Group”) and the Standard & Poor’s 500 Index. The comparison assumes the investment of $100 on December 31, 1998 in Company common stock and in each index and that dividends were reinvested when paid. The Company is not included in the Fortune 50 Group index. In calculating the cumulative total shareholder return of the Fortune 50 Group index, the shareholder returns of the Fortune 50 Group companies are weighted according to the stock market capitalizations of the companies. The Fortune 50 Group consists of the following companies: American International Group, Berkshire Hathaway, Cardinal Health, Citigroup, General Electric, International Business Machines, and Johnson & Johnson. Although there are differences in terms of size and industry, like UnitedHealth Group, all of these companies are large multi-segment companies using a well-defined operating model in one or more broad sectors of the economy. These companies have also distinguished themselves by the consistency of their growth and performance, in many cases over multiple decades.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

      The following graph compares our cumulative total return to shareholders with the Standard & Poor’s 500 Index, an index of a group of peer companies selected by us for the five-year period ended December 31, 2003, and an index of the peer group which we used in our 2003 proxy statement. The companies included in our current peer group are Aetna, Inc., Anthem, Inc., Cigna Corp., First Health Group Corporation, Humana, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc., and WellPoint Health Networks, Inc. The comparison assumes the investment of $100 on December 31, 1998 in Company common stock and in each index (other than Anthem, Inc., which became a public reporting company in October 2001) and that dividends were reinvested when paid. In accordance with SEC rules, for comparative purposes, we have included the peer group which we included in our 2003 proxy statement (which includes Aetna, Inc., First Health Group Corporation, Humana, Inc., Oxford Health Plans, Inc., PacifiCare Health Systems, Inc., Sierra Health Services, Inc., and WellPoint Health Networks, Inc.), although we will no longer be using this peer group on a going-forward basis, as we believe that the current peer group more accurately reflects our peers in the health care industry. The Company is not included in the peer group indexes. In calculating the cumulative total shareholder return of the peer group indexes, the shareholder returns of the peer group companies are weighted according to the stock market capitalizations of the companies.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

AUDIT COMMITTEE REPORT

      The Audit Committee of our Board of Directors is comprised of four non-employee directors. The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of the listing standards of the New York Stock Exchange and rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A.

      Management is responsible for the Company’s internal controls and the financial reporting process. Our independent auditors, Deloitte & Touche LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on our consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

      Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors in separate sessions. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees)and Rule 2-07 of Regulation S-X. Our independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors the accounting firm’s independence. In considering the independence of the independent auditors, the Audit Committee took into consideration whether the provision of non-audit services is compatible with maintaining the independence of the independent auditors.

      Based upon the Audit Committee’s independent discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2003 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC.

Members of the Audit Committee

Douglas W. Leatherdale, Chair

William C. Ballard, Jr.
Richard T. Burke
Robert L. Ryan

INDEPENDENT PUBLIC AUDITORS

      Our current independent auditor is Deloitte & Touche LLP. On May 15, 2002, our Board of Directors and Audit Committee ended the Company’s engagement with Arthur Andersen LLP as our independent auditors and engaged Deloitte & Touche LLP, effective May 16, 2002, to serve as our independent auditors for fiscal year 2002.

      Arthur Andersen LLP’s reports on our consolidated financial statements for each of the years ended December 31, 2001, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001, 2000 and 1999 and through May 15, 2002, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      We provided Arthur Andersen LLP with a copy of the foregoing disclosures, and Arthur Andersen LLP in turn provided the Securities and Exchange Commission with a letter dated May 17, 2002, stating its agreement with such statements.

      During the years ended December 31, 2001 and 2000 and through May 15, 2002, we did not consult with Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Disclosure of Fees Paid to Independent Auditors

      Aggregate fees billed to the Company for the fiscal year ended December 31, 2003 represent fees billed by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting. The Company’s Audit

Committee pre-approved the audit and non-audit services provided in fiscal year 2003 by Deloitte & Touche, as reflected in the table below.

	Fiscal Year Ended

Fee Category	2002(a)	2003

Audit Fees	$4,849,000	$6,853,000
Audit-Related Fees(b)	717,000	2,035,000

Total Audit and Audit-Related Fees	5,566,000	8,888,000
Tax Fees(c)	105,000	860,000
All Other Fees(d)	2,016,000	776,000

Total	$7,687,000	$10,524,000

(a)	The Company changed principal accounting firms on May 16, 2002. Fees for 2002 do not include fees billed by Arthur Andersen in 2002, including $168,000 for Audit, $1,607,000 for Audit-Related, $597,000 for Tax, and $634,000 for All Other. Total Arthur Andersen fees for 2002 were $3,006,000.

(b)	Audit-Related Fees include benefit plan and other required audits, certain AICPA agreed upon procedures, internal control assessments, and due diligence services.

(c)	Tax Fees include tax compliance, planning and support services.

(d)	All Other Fees include security systems assistance, risk management support, and contract analysis and review assistance services, including $1,060,000 and $711,000 of fees for services provided by Deloitte Consulting for the years ended December 31, 2002 and December 31, 2003, respectively.

The Audit Committee’s Consideration of Auditor Independence

      The Audit Committee has reviewed the nature of non-audit services provided by Deloitte & Touche LLP and has concluded that these services are compatible with maintaining the firm’s ability to serve as our independent auditors.

The Audit and Non-Audit Services Approval Policy

      The Audit Committee has adopted an Audit and Non-Audit Services Approval Policy (the “Policy”) outlining the scope of services that Deloitte & Touche LLP may provide to the Company. The Policy sets forth guidelines and procedures the Company must follow when retaining Deloitte & Touche to perform audit, audit-related, tax, and other services. In addition to providing detailed descriptions of the specific types of services which may be provided under these four categories, the Policy also specifies certain non-audit services that may not be performed by Deloitte & Touche under any circumstances. Pursuant to the Policy, the Audit Committee has pre-approved for each service sub-category a fee threshold under which all services are deemed pre-approved for 2003 and

2004. Additional specific pre-approval is required from the Audit Committee to exceed these pre-approved dollar amounts, for proposed new individual projects exceeding specified dollar thresholds, or to add new specific service sub-categories. The services provided by our independent auditors and related fees are discussed with the Audit Committee at each regular meeting, and the Policy is evaluated and updated periodically by the Audit Committee.

Ratification of Independent Auditors

      The Audit Committee has reappointed Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2004. The Board of Directors has proposed that the shareholders ratify this appointment at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders. If our shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee is not obligated to appoint other independent auditors, but will reconsider the appointment.

      The Board of Directors recommends that you vote FOR ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2004. Proxies will be voted FOR ratifying this selection unless you specify otherwise.

SHAREHOLDER PROPOSAL CONCERNING EXPENSING OF STOCK OPTIONS

      We have been informed that the American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, a beneficial holder of 6,772 shares of common stock, intends to introduce at the Annual Meeting the following resolution. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

      “RESOLVED, that shareholders of UnitedHealth Group, Inc. (“UnitedHealth”) urge the Board of Directors to adopt a policy that the cost of employee and director stock options be recognized in UnitedHealth’s income statement.”

The proponent has furnished the following statement:

      “Stock options comprise a large portion of UnitedHealth’s executive compensation. In 2002, CEO William McGuire was awarded stock options with a potential realizable value of $28,430,754 or $72,049,112, depending on the return assumption. This award came on top of awards in 1999-2001 with a total potential realizable value of $84,684,593 or $214,607,383, depending on the return assumption.

      U.S. generally accepted accounting principles (GAAP) allow companies to choose between two alternatives when accounting for fixed option awards: they can “expense” the awards, recognizing their cost in the income statement; or they can describe in a footnote in the annual report the effect of the awards on diluted earnings per share. UnitedHealth has elected footnote disclosure rather than expensing.

      We believe that expensing option awards more accurately reflects the costs of such awards to a company. Simply put, options are a form of non-cash compensation with value to the recipient and a cost to the company. In the words of Warren Buffett: “If stock options aren’t a form of compensation, what are they? If compensation isn’t an expense, what is it? And, if expenses shouldn’t go into the calculation of earnings, where in the world do they go?”

      The failure to expense stock options distorts reported earnings. According to the June 27, 2002 issue of the Analyst’s Accounting Observer, the lack of expense recognition for options resulted in a 31% overstatement of the 2001 earnings of S&P 500 companies. Standard & Poor’s now calculates “core earnings” in which the cost of options is treated as an expense.

      We believe that voluntarily expensing stock options sends a signal to the market that a company is committed to transparency and corporate governance best practices. Recognizing this, 386 companies had announced their intention to expense stock options as of October 2003. Voluntary action by companies is even more critical to investors since the Financial Accounting Standards Board deferred a decision on requiring expensing under GAAP that had been expected in fall 2003.

      Expensing fixed stock option awards will also eliminate a disincentive to award indexed options, which tie compensation more closely to individual company performance and must be expensed. The Conference Board’s Commission on Public Trust and Private Enterprise recommended that companies be required to expense fixed option awards in order to level the playing field among forms of equity-based compensation.

      We believe that not expensing stock options leads the company to overuse them because options seem to be “free money.” As Standard & Poor’s has stated, “when something is significantly underpriced, it is often also substantially overconsumed.” We believe this concern is relevant to UnitedHealth, where according to the November 2003 filing on Form 10-Q, the dilutive effect of outstanding stock options was 28 percent.

      We urge shareholders to vote for this proposal.”

      The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

      The Board of Directors has concluded that the proposal would not be in the best interests of UnitedHealth Group and its shareholders at this time. A similar proposal was considered last year by UnitedHealth Group’s shareholders at its 2003 annual meeting, and a majority of shareholders declined to support the proposal. The Board of Directors believes that the proposal should be declined this year for many of the same reasons set forth in the opposition statement of UnitedHealth Group’s management in its last proxy statement.

      Current accounting rules provide companies with a choice of accounting for stock options using either the “intrinsic value” or the “fair value” method. The “intrinsic value” of a stock option is the amount by which the quoted market price of the stock exceeds the exercise price of the stock option on the date of grant. The “intrinsic value” method does not result in compensation expense if the stock option exercise price is equal to or greater than the market price of the stock on the date of grant. The “fair value” method measures compensation expense at grant date based on the “fair value” of the award and generally recognizes that expense over the vesting period of the option. Accounting rules further require that the impact of the fair value method be disclosed in the footnotes to the financial statements if the intrinsic value method is used.

      While a number of public companies have announced plans to expense employee stock options, the majority of U.S. public companies, including UnitedHealth Group, currently account for stock options using the intrinsic value method and provide information regarding the pro forma effects of applying the “fair value” method in the notes to their financial statements. The Board of Directors has determined that the intrinsic value method remains the preferable accounting method for the following reasons:

•	The intrinsic value method adequately reflects the cost of stock options in the calculation of diluted net earnings per common share. The inclusion of the dilutive effect of outstanding stock options in the calculation of diluted net earnings per common share reduced the Company’s diluted net earnings per common share by 4.5%, 4.5% and 4.1% for the years ended December 31, 2003, 2002 and 2001, respectively.

•	The “fair value” of stock options is difficult to value accurately and its determination involves assumptions that may vary from company to company. The lack of a reliable standard method of valuing stock options may increase the difficulty of comparing financial results.

•	Current accounting rules require disclosure of the pro forma effects of applying the “fair value” method in interim financial statements. As a result, supplemental “fair value” disclosures are provided on a quarterly basis, further reducing any perceived benefit of expensing stock options.

•	The Financial Accounting Standards Board (FASB) and other rulemaking bodies, such as the Public Company Accounting Oversight Board, currently are evaluating accounting for stock options, and the FASB is expected to adopt a new standard for stock option accounting this year. The Company’s Board of Directors does not believe it is in the best interests of the Company or its shareholders to adopt a new accounting method now that ultimately may be inconsistent with new standards or rules.

      The Board of Directors believes it is in the best interest of the Company’s shareholders to follow the most widely used practice when given a choice under accounting rules, and to the extent there is uncertainty and debate, to await consensus prior to implementing any material change. The Board of Directors will continue to monitor rulemaking activities relating to expensing of stock options and will respond appropriately to any significant developments. The uncertainties associated with accounting for stock options may lead to financial statements that are not comparable. Consequently, the Board of Directors has determined that the intrinsic value method remains the preferable accounting method. The Board of Directors believes that this method is the most widely used standard and it provides complete information to evaluate the Company with or without the inclusion of stock options as an expense.

      The Board of Directors recommends that you vote AGAINST the proposal to expense the costs of all future stock options issued by the Company in the Company’s income statement. Proxies will be voted AGAINST the proposal unless you specify otherwise.

SHAREHOLDER PROPOSAL CONCERNING REPLACEMENT OF

STOCK OPTION GRANTS WITH PERFORMANCE AND
TIME-BASED RESTRICTED SHARES

      We have been informed that the Sheet Metal Workers’ National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314, a beneficial holder of 18,200 shares of common stock, intends to introduce at the Annual Meeting the following resolution. In accordance with SEC rules, the text of the proposed shareholder resolution and supporting statement is printed verbatim from its submission.

      “Resolved, that the shareholders of UnitedHealth Group Inc. (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

(1) Operational Performance Measures — The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

(2) Time-Based Vesting — A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

(3) Dividend Limitation — No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

(4) Share Retention — In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

      The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan.”

The proponent has furnished the following statement:

      “As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

      We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

      Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

      We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.”

      The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

      The Board of Directors has concluded that the proposal would not be in the best interests of UnitedHealth Group and its shareholders. UnitedHealth Group’s current compensation program is already substantially performance-based. With respect to the executive officers named in UnitedHealth Group’s proxy statement, over 75% of the total cash compensation of such executive officers is based on performance. In addition, the stock options awarded to these executive officers are inherently performance-based, because a holder of the options receives no benefit unless the Company’s stock price increases over a multi-year period after the date of the stock option grant. The Board of Directors believes that the current use of stock options as one portion of this overall compensation program achieves the alignment of the interests of UnitedHealth Group’s senior executives with the interests of its shareholders. UnitedHealth Group’s Compensation and Human Resources Committee (which is composed solely of non-management directors) authorizes grants of stock options under the UnitedHealth Group Incorporated 2002 Stock Incentive Plan. In determining the number of option shares to be granted to each executive officer, the committee considers a variety of performance goals, including the executive’s responsibilities and potential for directly contributing to the company’s performance. The committee also considers the number of options previously granted to the executive. The Board of Directors believes that the proposal calls for a compensation policy which the Board believes fails to take into account that UnitedHealth Group’s compensation policies currently contain substantial performance-based components.

      The Board of Directors believes that the Compensation and Human Resources Committee should retain the flexibility to make compensation awards based on a review of all relevant information in order to attract and retain talented executives in today’s highly competitive market. The Compensation and Human Resources Committee is responsible for ensuring that UnitedHealth Group’s executives are compensated in a manner that both furthers UnitedHealth Group’s business strategies and aligns their interests with those of the shareholders. Accordingly, the Compensation and Human Resources Committee and management have structured UnitedHealth Group’s compensation programs so that a significant portion of executives’ total compensation is at risk, tied both to annual and long-term financial performance of UnitedHealth Group as well as to the creation of value for its shareholders. The Compensation and Human Resources Committee believes that UnitedHealth Group’s executive compensation programs and policies are properly designed to retain and motivate UnitedHealth Group’s executives, and to align their interests with the interests of shareholders.

      The Board of Directors, through its Compensation and Human Resources Committee, periodically reassesses and reevaluates its compensation policies. It is not opposed to performance and time-based elements of long-term compensation and will continue to consider them in its overall compensation composition. Nevertheless, the Board of

Directors believes that it is to the benefit of UnitedHealth Group to retain flexibility with respect to executive compensation rather than to commit to a particular proposal, the specifics of which it believes are less than optimal. The Board of Directors also believes that the proposal would undermine the long-term interests of the shareholders by adversely affecting UnitedHealth Group’s ability to attract and retain the most talented executives necessary to manage its business.

      The Board of Directors recommends that you vote AGAINST the proposal to replace grants of stock options with performance and time-based restricted shares. Proxies will be voted AGAINST the proposal unless you specify otherwise.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

      In order to be eligible for inclusion in our proxy statement for our 2005 Annual Meeting of Shareholders or to be considered at that meeting, shareholder proposals must be received, in writing, at our principal executive offices at UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention: Corporate Secretary, not later than December 8, 2004. Shareholder proposals must be in the form provided in our bylaws.

      If we do not receive a shareholder proposal by the deadline described above, the proposal will be excluded from inclusion in the proxy statement and from consideration at the 2005 Annual Meeting. This advance notice requirement supersedes the statutory notice period in Rule 14a-4(c)(1) of the federal proxy rules regarding the discretionary proxy voting authority of the Board of Directors in connection with such shareholder business.

OTHER MATTERS

      In accordance with the requirements of advance notice described in our bylaws, no shareholder proposals other than that included in this proxy statement will be presented at the 2004 Annual Meeting. We know of no other matters that may come before the Annual Meeting. However, if any matters calling for a vote of the shareholders, other than those referred to in this proxy statement, should properly come before the meeting, the persons named in the enclosed proxy will vote such proxy according to their individual judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

David J. Lubben
Secretary

Dated: April 9, 2004

APPENDIX A

UNITEDHEALTH GROUP

BOARD OF DIRECTORS

AUDIT COMMITTEE CHARTER
(as amended, February 3, 2004)

Introduction and Purpose

      UnitedHealth Group Incorporated (the “Company”) is a publicly-held company and operates in a complex, dynamic, highly competitive, and regulated environment. In order to assure the kind of informed decision making beneficial to the Company, much of the Board of Director’s oversight occurs through its standing committees, such as the Audit Committee (the “Committee”). The primary purpose of the Committee is (a) to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements (a responsibility which the Committee shares with the Compliance and Government Affairs Committee), (iii) the performance, qualifications and independence of the Company’s independent outside auditor, and (iv) the performance of the Company’s General Auditor and outsourced internal audit function, and (b) to prepare the report required by the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

      The Committee’s job is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent outside auditor is responsible for auditing the annual financial statements and reviewing the quarterly financial statements. The Committee recognizes that financial management (including the General Auditor and outsourced internal auditing function), as well as the independent outside auditor, have more direct knowledge and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent outside auditor’s work.

Composition

      The Committee shall be comprised of three or more directors, each of whom the Board has determined meets the independence and experience requirements of the New York Stock Exchange (“NYSE”) and the SEC. The Board shall determine whether any member of the Committee is an “audit committee financial expert” as defined by SEC rules. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

      No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee, and discloses this determination in the Company’s annual proxy statement. No member of the Committee may receive, directly or indirectly, any compensation from the Company other than (i) director’s fees, which may be received in cash, common stock, equity-based awards or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on continued service; and (iii) any other regular benefits that other directors receive.

      The members of the Committee are appointed by the Board at the annual organizational meeting of the Board and serve until their successors are duly appointed or until their retirement, resignation, death or removal by the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

Meetings

      The Committee shall meet at least quarterly, or more frequently as circumstances dictate. To the extent practicable, each of the Committee members shall attend each of the regularly scheduled meetings in person. As part of its job to foster open communication, time shall be periodically set aside at meetings for the Committee to meet with management, the independent outside auditor and the outsourced internal audit function in separate sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee may ask members of management or others to attend the meetings and provide pertinent information, as necessary.

      A majority of the Committee members currently holding office constitutes a quorum for the transaction of business. The Committee shall take action by the affirmative vote of a majority of the Committee members present at a duly held meeting.

Responsibilities and Duties

      The Committee shall be subject to the following principles and shall undertake the following responsibilities and duties.

Documents/ Reports Review

•	Discuss with management and the independent outside auditor the Company’s annual and quarterly financial statements, including key highlights of quarterly reports on Form 10-Q and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Review the Company’s Annual Report to Shareholders, Annual Report on Form 10-K and Proxy Statement prior to filing.

•	Discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Discussion of earnings releases as well as financial information and earnings guidance may be done generally (i.e., discussions of the types of information to be disclosed and the type of presentation to be made).

•	Discuss significant findings and recommendations of the Company’s independent outside auditor and the Company’s General Auditor and outsourced internal auditors, together with management’s responses.

Independent Outside Auditor

•	Make all decisions relating to the selection, evaluation, retention and replacement of the Company’s independent outside auditor, and approve all fees and other terms of the Company’s independent outside auditor. On an annual basis, the Committee shall receive from the independent outside auditor and review a report describing: the auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to deal with any such issues; and, to assess the auditor’s independence, all relationships between the auditor and the Company. The Committee is responsible for actively engaging in a dialogue with the independent outside auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent outside auditor. The independent outside auditor shall report directly to the Committee.

•	Pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent outside auditor, and consider whether the auditor’s provision of non-audit services to the Company is compatible with maintaining the independence of the independent outside auditor.

•	Review and evaluate the performance, qualifications and independence of the Company’s independent outside auditor, taking into account the opinions of management, the General Auditor and the outsourced internal audit function.

•	Review and evaluate the qualifications, performance and independence of the lead partner of the independent auditor, discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner; and consider whether there should be regular rotation of the audit firm itself.

•	Review the prior year’s audit fee and the current year’s fee estimate.

•	Periodically consult with the Company’s independent outside auditor, outside of the presence of management, about the auditor’s judgments about the quality, and not just the acceptability, of the Company’s accounting principles as applied to its financial reporting, and the Company’s internal controls and the fullness and accuracy of the Company’s financial statements.

•	Obtain from the independent outside auditor in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent outside auditor, and any material written communications between the independent outside auditor and management, such as any “management” letter or schedule of unadjusted differences.

Financial Reporting Processes

•	In consultation with the Company’s independent outside auditor, the General Auditor, the Business Risk Management Group and outsourced internal auditors, consider the integrity of the Company’s financial reporting processes, both internal and external.

•	Discuss with management, the independent outside auditor, the General Auditor and the outsourced internal audit function, as appropriate: (a) any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent outside auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (d) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma” or “adjusted” non-GAAP information).

Process Analysis and Review

•	Establish regular and separate systems of reporting to the Committee by each of management and the independent outside auditor regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

•	Discuss the scope of the annual audit plans for both the outsourced internal auditors and the independent outside auditor.

•	Discuss with the independent outside auditor any audit problems or difficulties and management’s responses, any difficulties the auditor encountered during the course of the audit work, including any restrictions on the scope of the auditor’s activities or on access to requested information, and any significant disagreements with management. The discussions with the independent outside auditor should address, to the extent applicable, any accounting adjustments that were noted or proposed by the independent outside auditor but were “passed” (as immaterial or otherwise), any communications between the audit team and its national office with respect to auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the independent outside auditor to the Company.

•	Discuss any significant disagreement between management and the independent outside auditor in connection with the preparation of the financial statements, and resolve any disagreements between management and the independent outside auditor regarding financial reporting.

•	Consider with the Company’s independent outside auditor, the Business Risk Management Group, the General Auditor, the Company’s outsourced internal audit function and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

•	Inquire of the Company’s Chief Executive Officer and Chief Financial Officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

Other Activities

•	Consider any tax issues and/or legal and regulatory matters brought to the attention of the Committee that may have a material impact on the financial statements and related reserve positions.

•	Discuss regularly with the Company’s General Auditor, Business Risk Management Group and the independent outside auditor the outsourced internal audit budget and staffing, including responsibilities, organizational structure, auditor qualifications, and quality assurance reviews.

•	Review and concur in the appointment, replacement, reassignment, or dismissal of the Company’s outsourced internal audit vendor(s).

•	Review with management the system the Company has in place to ensure that the Company’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

•	Discuss with management, including the Business Risk Management Group, significant business/financial risks and exposures and the Company’s guidelines and policies for assessing and managing these risks and exposures.

•	Establish policies governing the hiring by the Company of any current or former employee of the Company’s independent outside auditor.

•	Discuss and evaluate with management the Company’s investment policy.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

•	Prepare the report required by SEC rules to be included in the Company’s annual proxy statement.

•	Report regularly to the Board on Committee actions and any significant issues considered by the Committee.

•	Perform such other functions as assigned by law, the Company’s Articles of Incorporation or Bylaws, or the Board.

Delegation

      The Committee may, in its discretion, form and delegate authority to subcommittees when appropriate and to the extent permitted by the listing standards of the NYSE. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditor, provided that any such approvals are presented to the Committee at its next scheduled meeting. Any member of the Audit Committee is authorized to meet (in person or by telephone) with the Company’s independent outside auditor in connection with the independent outside auditor’s required communications with the Audit Committee prior to issuance of its consent to the Company’s filings with the Securities and Exchange Commission; provided, however, that such Committee member provides an update of such meeting with the independent auditor to the full Audit Committee at its next regularly scheduled meeting.

Performance Evaluation

      The Committee shall conduct an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also include a review of the adequacy of this charter and shall recommend to the Board any revisions to this charter deemed necessary or desirable, although the Board shall have the sole authority to amend this charter. The performance evaluation shall be conducted in such manner as the Committee deems appropriate.

Resources and Authority of the Committee

      The Committee shall have the resources (including funding) and authority appropriate to discharge its duties and responsibilities, including conducting investigations into any matters within the Committee’s scope of responsibilities, the selection, retention, termination and approval of fees and other retention terms of special counsel, accountants, or other experts or consultants, as it deems necessary or appropriate, and funding for ordinary administrative expenses of the Committee, without seeking approval of the Board or management.

APPENDIX B

UNITEDHEALTH GROUP

BOARD OF DIRECTORS
CATEGORICAL STANDARDS FOR INDEPENDENCE

Material Relationships

      A director will be deemed to have a material relationship with the Company for purposes of the NYSE Standards if any of the following applies:

•	The director has been an employee of the Company or has had an immediate family member (“Immediate family member” includes the director’s spouse, parents, children, siblings, mothers-, fathers-, sons, daughters-, brothers- and sisters-in-law, and anyone other than domestic employees who shares the director’s home) who has been an executive officer of the Company (throughout this document, the term “executive officer” refers to a Section 16 insider) in the past three years.

•	The director has received, or has an immediate family member who has received, more than $100,000 per year in direct compensation from the Company in any of the past three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not in any way contingent on continued service) and other than compensation received by an immediate family member as a non-executive employee.

•	The director has been affiliated with or employed by, or has an immediate family member who has been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company within the past three years.

•	The director has been employed, or has an immediate family member who has been employed, within the past three years as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee.

•	The director is currently an executive officer or employee, or has an immediate family member who is currently an executive officer, of another company that has made payments to, or received payments from, the Company for property and services in an amount which exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues in any of the past three fiscal years.

Relationships That Are Not Material

      The relationships set forth below shall be deemed not to be material relationships for purposes of the NYSE Standards. The fact that a particular relationship does not fall within any of the following categories shall not create a presumption that the relationship is a material relationship.

•	The Company or an executive officer of the Company making payments to a charitable organization of which the director is currently a director, trustee or executive officer, if such payments did not exceed the greater of $1 million or 2% of the charity’s consolidated gross revenues, in any of the past three fiscal years.

•	A transaction in which the director’s interest arises solely from the director’s position as a director or advisory director (or similar position) of another corporation or organization that is a party to the transaction.

•	A transaction in which the director’s interest results solely from the director’s ownership of an equity or limited partnership interest in the other party to the transaction, so long as the aggregate ownership of all directors, director nominees, executive officers and 5% shareholders of the Company (together with their immediate family members) does not exceed 10% of the equity or partnership interests in that other party.

•	A relationship in which the director’s interest results solely from the director’s status as an executive officer or 10% or greater owner of a company that has made payments to, or received payments from, the Company in an amount that is not in excess of the greater of $1 million or 2% of the other entity’s consolidated gross revenues in any of the past three fiscal years.

•	A relationship arising solely from the director’s status as an executive officer or 10% or greater owner of a business or professional entity to which the Company was indebted at the end of the Company’s last full fiscal year in an aggregate amount not in excess of 5% of the Company’s total consolidated assets.

•	A director being an executive officer or a partner of a business or professional entity to which the Company’s executive officers in the aggregate made during the Company’s last fiscal year, or propose to make in its current fiscal year, payments not in excess of the greater of $1 million or 5% of the consolidated gross revenues of such business or professional entity.

•	The director or an organization of which the director is an executive officer or in a similar position purchasing health care services from the Company on terms no more favorable to the director or such organization than those customarily offered to similarly-situated persons who are not directors or executive officers of the Company.

•	Ownership by the director of equity or other securities of the Company, as long as the director is not the beneficial owner, directly or indirectly, of more than 10% of any class of the Company’s equity securities.

•	The receipt by the director of compensation for service as a member of the board of directors or any committee thereof, including regular benefits received by other outside directors.

•	Any other relationship or transaction that is not listed above and in which the amount involved does not exceed $60,000.

•	Any immediate family member of the director having any of the above relationships.

•	Any relationship between the Company and a non-immediate family member of the director.

UNITEDHEALTH GROUP INCORPORATED

ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 12, 2004
10:00 a.m. CST
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota

If you consented to access your proxy information electronically, or if you are a current employee of UnitedHealth Group and hold UnitedHealth Group shares in a 401(k) Savings Plan or Employee Stock Purchase Plan account, you may view the documents related to the 2004 Annual Meeting of Shareholders at the following websites:

2003 Annual Report to Shareholders	http://www.irin.com/pdf/u/unh03an.pdf
2004 Proxy Statement	http://www.irin.com/pdf/u/unh04ps.pdf

If you received a paper copy of the annual report and proxy statement and wish to receive electronic copies of these documents in the future, you can consent to electronic delivery by following the instructions provided as you vote by Internet, or go to the website http://www.econsent.com/unh/ and follow the prompts.

UnitedHealth Group Incorporated 9900 Bren Road East Minnetonka, Minnesota 55343	proxy

This proxy is solicited by the Board of Directors of UnitedHealth Group Incorporated for use at the Annual Meeting of Shareholders to be held on Wednesday, May 12, 2004.

By signing the proxy, you revoke all prior proxies and appoint each of William W. McGuire, M.D., Stephen J. Hemsley and David J. Lubben, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments thereof. Your shares of stock will be voted as you specify below. If no choice is specified, this proxy will be voted “FOR” Proposals 1 and 2, “AGAINST” Proposal 3 and 4, in the discretion of the named proxies on all other matters that may properly come before the meeting.

If you are a current or former employee of UnitedHealth Group and own shares of common stock through the UnitedHealth Group 401(k) Savings Plan, your completion and execution of this proxy card, or your submission of an Internet or telephone vote, will provide voting instructions to the trustee of the plan. If no direction is made, if your proxy card is not signed, or if your vote by proxy card, Internet or telephone is not received by 12:00 p.m. Central Standard Time on May 10, 2004, the plan shares credited to your 401(k) account will be voted by the plan trustee in the same proportions as the proxy votes which were timely and properly submitted by other plan participants.

If you do not vote by telephone or Internet, please mark, sign and date this proxy on the reverse side and return it in the enclosed envelope.

COMPANY #

There are three ways to vote:

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, please do not mail your proxy card.

1.	Vote by Telephone: Call Toll-Free 1-800-560-1965 – QUICK * EASY * IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. Central Standard Time on May 11, 2004.

•	Please have your proxy card and the last 4 digits of your Social Security Number available. Follow the simple instructions the voice provides you.

2.	Vote by Internet: http://www.eproxy.com/unh/ – QUICK * EASY * IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. Central Standard Time on May 11, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

3.	Vote by Mail

•	Mark, sign and date your proxy card below and return it in the postage-paid envelope provided, or return it to UnitedHealth Group Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873. Proxy cards sent by mail must be received no later than May 11, 2004.

If you vote by telephone or Internet, please do not mail your proxy card.
Please detach here

The Board of Directors Recommends a Vote “FOR” Proposals 1 and 2, and “AGAINST” Proposal 3 and 4.

1.	Election of directors:	01 William C. Ballard, Jr.	03 Stephen J. Hemsley	☐	FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY
		02 Richard T. Burke	04 Donna E. Shalala		(except as specified below)		TO VOTE FOR ALL NOMINEES

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of Deloitte & Touche LLP as independent auditors for the fiscal year ending December 31, 2004.	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	Shareholder proposal regarding expensing of stock options.	☐	FOR	☐	AGAINST	☐	ABSTAIN
4.	Shareholder proposal regarding replacement of stock options with restricted shares.	☐	FOR	☐	AGAINST	☐	ABSTAIN

This proxy also confers authority on the Board of Directors to transact any other business that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND “AGAINST” PROPOSALS 3 AND 4.

Address Change? Mark Box ☐ Indicate changes below:
		Date					, 2004

Signature(s):
Please sign exactly as your name(s) appear(s) herein. If your shares are held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations and partnerships should provide name of entity and title of authorized persons signing the proxy.